Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:
Eric E. Stickels
Executive Vice President and Chief Financial Officer
(315) 366-3702
ONEIDA SAVINGS BANK’S DEPOSITORS AND ONEIDA FINANCIAL
CORP.’S STOCKHOLDERS APPROVE THE PLAN OF CONVERSION
ONEIDA FINANCIAL CORP. ANNOUNCES RESULTS OF ITS
STOCK OFFERING
Oneida, New York, June 30, 2010 – Oneida Financial Corp., a federal corporation (“Oneida Federal”) (Nasdaq: ONFC), announced today that its stockholders and the depositors of Oneida Savings Bank (the “Bank”) each approved the plan of conversion pursuant to which Oneida Financial, MHC will convert to a stock holding company form of organization and Oneida Financial Corp., a Maryland corporation (the “Company”), the proposed stock holding company for the Bank, will sell shares of its common stock.
Oneida Federal also announced that the Company expects to sell 3,937,500 shares of common stock at $8.00 per share, for gross offering proceeds of $31.5 million in the offering. Orders for a total of 1,965,099 shares of common stock have been accepted in the syndicated community offering, for which Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager. The Company received orders for 1,972,401 shares of common stock in the subscription and community offerings, including 157,500 shares to be issued to the employee stock ownership plan. Stifel, Nicolaus & Company, Incorporated acted as selling agent in the subscription and community offerings. All valid orders received in the subscription and community offerings will be filled in whole.
Concurrent with the completion of the offering, shares of Oneida Federal’s common stock owned by the public will be exchanged for shares of the Company’s common stock so that Oneida Federal’s existing stockholders will own approximately the same percentage of the Company’s common stock as they owned of Oneida Federal’s common stock immediately prior to the conversion. As a result, stockholders of Oneida Federal will receive 0.9136 shares of the Company’s common stock for each share of Oneida Federal common stock they own immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $8.00 per share. As a result of the offering and the exchange of shares, the Company will have approximately 7,165,303 shares outstanding after giving effect to the transaction.
The transaction is scheduled to close on July 7, 2010, at which time Oneida Financial, MHC and Oneida Federal will cease to exist and the Company will become the fully public stock holding company of Oneida Savings Bank. The shares of common stock of Oneida Federal will cease trading under the trading symbol “ONFC” on the Nasdaq Capital Market at the close of trading on July 6, 2010. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Market on July 7, 2010 under the trading symbol “ONFCD” for a period of 20 trading days and will thereafter trade as “ONFC.”
Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 7, 2010. Stockholders of Oneida Federal holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts. Stockholders of Oneida Federal holding shares in certificated form will be mailed a letter of transmittal on or about July 13, 2010 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Oneida Federal’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. The Oneida Savings Bank was established in 1866 and operates twelve full-service banking offices in Madison, Oneida and Onondaga counties. For more information, visit our web site at www.oneidafinancial.com.
This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Oneida Financial Corp. and its subsidiaries are engaged.
A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.
The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency